EXHIBIT 99.1

BEAZER HOMES CONFERENCE CALL
RESULTS FOR THE QUARTER ENDED JUNE 30, 2007
JULY 26, 2007, 11:00 AM EDT

Operator

Good morning and welcome to the Beazer Homes third fiscal quarter 2007 earnings conference call. Today's call is being recorded and will be hosted by Ian McCarthy, the Company's Chief Executive Officer. Before he begins, Leslie Kratcoski, Vice President of Investor Relations, will give instructions on accessing the Company's slide presentation over the Internet and will make comments regarding forward-looking information. Ms. Kratcoski, you may begin.

 Leslie Kratcoski - Beazer Homes - VP IR

Good morning and welcome to the Beazer Homes conference call on our results for the quarter ended June 30, 2007. During this call, we will webcast a synchronized slide presentation. To access the slide presentation, go to the Investor homepage of Beazer.com and click on the webcast link in the center of the screen.

Before we begin, you should be aware that during this conference call we will be making forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors are described in the Company's SEC filings, including its annual report on Form 10-K for the year ended September 30, 2006, and other reports filed with the Commission from time to time.

Ian McCarthy, our President and Chief Executive Officer, and Allan Merrill, our Executive Vice President and Chief Financial Officer, will give a brief history, after which they will address questions you may have for the duration of this one-hour conference call. In the interest of time and allowing everyone a chance to ask questions, we do kindly request that you limit yourself to one question and then one follow-up.

I will now turn the call over to Ian McCarthy.

Ian McCarthy - Beazer Homes - President & CEO

Thank you, Leslie, and thank you all for joining us on the goal today. The financial results we have announced this morning for the third quarter of fiscal 2007 reflect the extremely challenging operating conditions we continue to experience. Revenues totaled $761 million on 2666 home closings, decreases of 37 and 36% respectively from the prior year's third-quarter results. Our average sales price of $282,500 for the quarter is flat with both the same quarter a year ago and the March quarter.

Comparisons of average sales prices between periods is less informative than in the past, however, since the incentives we and other builders offer buyers are often reflected in cost of sales and marketing expense rather than in the form of lower prices. When possible, we try to maintain base prices in our communities as we build through them.

In light of the current market environment and following our regular comprehensive quarterly review of our inventory and land option contracts, we incurred $158.7 million in pretax charges this quarter for abandonment of land option contracts and inventory impairments. In addition, we incurred $29.8 million in pretax impairment charges related to goodwill allocated to operations in Northern California, Las Vegas and Tampa. As a result, we recorded a net loss of $123 million or $3.20 per share for the quarter. In the third quarter of the prior year, net income was $102.6 million or $2.37 per diluted share.

Our results for the third quarter clearly reflect that operating conditions in the housing industry declined further in our fiscal third quarter and remain very challenging. Most housing markets across the country continue to be characterized by an oversupply of both new and resale home inventory, reduced levels of consumer demand for new homes, and aggressive price competition among homebuilders. These factors together with a pronounced credit tightening in the mortgage markets, particularly for credit challenged home buyers, are likely to lead to continued difficult market conditions for Beazer Homes and other homebuilders.

During the third quarter, we remain disciplined in our operating approach and continue to focus on initiatives aimed at positioning us for what we believe will continue to be a challenging environment. These initiatives include reductions in both direct construction costs and overhead expenses to improve profitability at current business levels, fewer and smaller land and land development investments leading to a reduced lot count, and an intense focus on marketing, promotions and sales initiatives to enable us to reduce the number of unsold homes and increase our cash balances.

There are quantifiable examples of successes we have achieved to date. We have eliminated an annualized $60 million in corporate and divisional overheads and achieved meaningful direct cost savings. Our lot position is down 31% from year-ago levels, and our number of unsold finished homes is down 26% from year-ago levels. We believe this disciplined approach to the business coupled with our broad geographic and product diversity will enable us to endure the difficult market environment today and position us to fully participate in the eventual upturn.

Although we cannot predict when market conditions will improve, we continue to maintain that the long-term industry fundamentals based on demographic-driven demand and employment trends, together with further supply constraints, remain compelling.

For the June quarter, new homes orders totaled 3055, a 30% decline from the prior year's third quarter, with declines in all geographic segments. The cancellation rate defined as cancellations as a percentage of gross new orders for the third quarter was 36% compared to 34% in the prior year's third quarter, and was up sequentially from 29% in the second quarter of this year.

As a percentage of beginning backlog, which is of interest to some in the investment community, the cancellation rate was 31% in the third quarter, higher than 25% for the same period in the prior year, but interestingly lower than the 40% in the second quarter of this year. We continued this quarter with our strategy of clearing unsold inventory through the use of integrated national marketing efforts across the country. In contrast to earlier times, the housing market has become increasingly promotional with aggressive competition among homebuilders.

Given the reluctance of potential home buyers, it has become increasingly important to conduct campaigns and offer attractive incentives. We maintain our belief that a single national brand is important for us to successfully and efficiently implement such promotions across our broad geographic presence.

At June 30th, our unit and sales dollar backlog stood at 5952 homes and $1.69 billion respectively. Unit backlog remains considerably lower year-over-year, down 37%, but did increase by 7% sequentially from the March quarter; the second quarter in a row that it has done so. Average sales price in backlog stands at approximately $284,000, representing a 6% decline from the prior year.

Before turning it over to Allan to provide further details on our quarterly results, I would like to take a few moments to provide a summary of the facts to date as it relates to the recent government inquiries and litigation. As previously disclosed on March 29, 2007, Beazer Homes received a subpoena from the United States Attorney's office in the Western District of North Carolina seeking the production of documents focusing on the Company's mortgage origination services. On May 1, 2007, the Company received notice that the Securities and Exchange Commission had commenced an informal inquiry to determine whether any person or entity related to Beazer Homes had violated federal securities laws.

As we reported in our 8-K earlier this week, on July 20th the Company received a formal order of private investigation issued by the SEC in this matter. We intend to continue to fully cooperate with all related inquiries. Together with certain of our subsidiaries and current and former officers and directors, the Company has also been named as a defendant in several lawsuits, including purported class-action lawsuits.

In response to these matters, the audit committee of the Beazer Homes Board of Directors and its independent legal counsel and financial consultant launched an internal review of Beazer Homes mortgage origination business and related matters. Management is fully cooperating with this investigation which is being conducted independent of management.

The Company cannot predict the ultimate outcome of these matters or the length of time it will take to resolve them. Additional disclosures are included in our earnings press release issued this morning.

I'd now like to turn it over to Allan Merrill, our recently appointed Chief Financial Officer, to further discuss our financial results and other items.

Allan Merrill - Beazer Homes - EVP & CFO

Thank you, Ian. Revenues totaled $761 million in the third quarter on 2,666 home closings, down 37% and 36% respectively from a year ago as we closed fewer homes from the year before in virtually all markets. Our backlog conversion ratio was 48% during the quarter compared to 45% in the same period of the prior year. Our operating margin for the quarter continued to be negatively impacted, both by higher discounting and reduced revenues as compared to the third quarter of last year. The current environment is extremely challenging, but we remain focused on reducing cost and enhancing liquidity.

We continue to seek opportunities to reduce costs over the next several quarters, including reductions in direct construction costs achieved through value engineering, SKU rationalization and reductions in plan specifications, as well as through ongoing contract review and renegotiation. To put this in perspective, next year we expect to benefit from more than $50 million in direct cost savings already achieved, and we believe additional reductions are possible.

Our results reflect a $6 million benefit from a reduction in warranty accruals associated with the Trinity Homes class-action settlement. Since we began the remediation program, which is now 78% complete, our cost per home has continued to decrease as homes requiring more extensive repairs were addressed first, coupled with improvement in the internal processes and procedures gained in addressing the issues.

As Ian mentioned, the results also include pretax charges to abandon land option contracts and to recognize inventory and goodwill impairments of 44.8 million, 113.9 million, and 29.8 million respectively. I will comment on each of these in turn.

During the quarter we decided to abandon 30 positions that we controlled under option. In doing so, we forfeited option deposits and incurred other costs totaling $44.8 million, nearly $20 million related to positions in Phoenix. As a result of these abandonments, we reduced by approximately 5000 the number of lots controlled under option. These positions were abandoned principally because we believe they would not contribute to profits in the current market environment and because it eliminated significant dollars in future land and land development spending.

Because option contracts are one of the primary tactics we use to control land, we expect to both add new option positions and potentially abandon others in future quarters. Each quarter we review our inventory in accordance with FAS 144 to determine whether the carrying value of that inventory needs to be adjusted. As many of you know, the basic test that determines whether an asset is impaired is a comparison of the undiscounted future cash flow of a project with its inventory balance. When an asset is being carried for more than its future cash flows, we are required to reduce the asset based on a discounted cash flow model.

This quarter we incurred $113.9 million in impairment charges spread across 39 communities in 18 of our markets. A significant portion of the impairment was recognized in Sacramento and Las Vegas, which represented approximately half of the total charge. The principal causes of inventory impairments are reduced selling prices, including buyer concessions, and slower absorption rates. If market conditions worsen from their present state, is it possible we will incur further impairments in future periods.

Finally, we also impaired goodwill this quarter by $29.8 million or 25% of total goodwill recorded as of March 31st. The Company's goodwill is essentially all related to the Crossman Communities acquisition in 2002. The Company allocated the goodwill created in that transaction to many of its then active markets, based on anticipated benefits to be achieved across the Company. This method of allocation included markets where Crossman did not build. Based on our analysis, we determined that in Sacramento, Las Vegas and Tampa, the carrying values were in excess of the fair market value of the assets and, therefore, we reduced goodwill accordingly.

We test goodwill annually as of April 30th, or more frequently if an event occurs or circumstances indicate that the goodwill may be impaired. Our land position as of June 30th totaled 71,801 lots, 54% of which were owned and 46% of which were controlled under option. During the quarter, we reduced our lot count by over 31% compared to the prior year and by 10% from the March quarter, to better align our land supply with our current expectations for home closings.

We continue to exercise caution and discipline with regard to land and land development spending and have increased our internal return criteria as it relates to any new land acquisition request. Year-to-date, land and land development spending is down by $480 million compared to the same nine-month period in the prior year.

At June 30th, we had 443 unsold finished homes, down 38% from March of this year and 26% from June a year ago. We have continued to significantly limit new home starts as evidenced by the 32% decline year-over-year in unsold homes under construction. When comparing the level of spec homes across builders, it is important to recognize the definitions of specs vary widely. Our definition includes a lot when it has been released for construction rather than waiting until vertical construction has commenced.

As for our financial services segment, for the third quarter of fiscal 2007 our capture rate defined as a percentage of mortgages we originate as a percentage of homes closed with financing was 72%. This represented 67% of total homes closed. For those loans we originated, our average FICO score was 726 with almost 80% of borrowers having a FICO score of 680 or better. Average combined loan to value remained consistent with previous periods at 85%.

Fixed-rate loans were 90% of the total, and the split between conventional and government loans was approximately 90% and 10%, respectively. Only 1% of the loans were subprime, defined as loans to a borrower with a FICO score below 620, down from 3% last quarter, reflecting the tightening in mortgage lending requirements for credit challenged borrowers. At June 30th, net debt to total capitalization stood at 52.6%, up slightly from the March level and just above our target range of 50% or lower, due to seasonal building and the impact on our balance sheet of the impairments.

We had no more borrowings outstanding under our revolving credit facility and approximately $129 million of cash on hand. As we disclosed last quarter, due to the uncertainties in the market we are no longer providing earnings guidance. But with our continuing focus on balance sheet strength and liquidity, I can say that we expect our cash balance at year and to exceed $300 million.

Given both our expectations of this level of liquidity and our positive cash generation strategy during the downturn, we announced today that we have entered into a new $500 million revolving credit facility. This new four-year agreement which matures in July 2011 replaces the existing revolving credit facility, which was scheduled to mature in August of 2009.

The new facility increases our financial flexibility with regard to certain financial covenants. In particular, the new agreement reduces the minimum level we must maintain for interest coverage, defined as EBITDA divided by interest incurred on a trailing four-quarter basis, from 2 times under the existing facility to 1.1 times for nine quarters following the closing date.

This steps up to 1.5 times for the 10th quarter and 1.75 times thereafter. The covenants also reduced the minimum tangible net worth requirement by approximately $200 million to $1 billion. At September 30th, the Company's tangible net worth as defined in the agreement was $1.3 billion. The new credit agreement contains an accordion feature which permits the aggregate commitment to increase up to $1 million subject to the availability of additional commitments if the Company determines additional capital is warranted.

In light of the challenging market conditions for homebuilders, recent volatility in the credit markets and our ongoing investigations and litigation, we greatly appreciate the support and confidence of our new bank syndicate led by Wachovia and Citibank. The syndicate's commitment to Beazer Homes illustrates their confidence in both the Company and the long-term fundamentals of the industry.

I will now turn it back over to Ian for our concluding remarks.

Ian McCarthy - Beazer Homes - President & CEO

I would just like to clarify one point that Allan made when he talked about our tangible net worth. The $1.3 billion was actually at June 30, 2007, not September 30. Just wanted to clarify that point.

Let me then conclude these statements by saying that the current housing market continues to be characterized by lower demand and higher inventories with heavy discounting needed to drive meaningful sales volume. During this period, the Company will focus on balance sheet strength, reducing costs and a disciplined investment strategy to manage through these difficult market conditions and be positioned to take advantage of opportunities that will arise when conditions stabilize.

To refine our investment strategy as an extension to our normal budgeting cycle, we are currently undertaking a comprehensive review of every one our markets to optimize the specific customer profile and related product range that we offer in each market. The principal focus of this review is to identify those nodes of likely buyer demand within geographic submarkets that are best suited to our capabilities.

We will use this analysis to allocate capital and resources in order to enhance shareholder value. We will provide a further update at year-end regarding our longer-term plans for investment and capitalization.

In conclusion, we believe that we have our priorities in the right order, and have focused on those financial and operational initiatives that best position us for the challenges and opportunities that are likely to play out over the next several quarters.

We are committed to maintaining a strong financial position, substantial liquidity, and a disciplined operating approach through the remainder of this year and in preparation for fiscal 2008.

Allan and I would now be glad to answer your questions, and I would ask the operator to give the instructions for registering your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Larry Taylor, Credit Suisse.

Larry Taylor - Credit Suisse - Analyst

Good morning and thanks. A couple of different questions. One, Allan, it is helpful for you to give us some sense of your expected liquidity at year end. I may have missed it and I apologize if I did, any sense of the debt to cap which you're -- are you going to get back to that 50% target do you think by year-end?

Allan Merrill - Beazer Homes - EVP & CFO

I think ultimately, that will depend on what the actual cash balance is. We are comfortable saying we will be above 300 million, so I think there is a good chance of that.

Larry Taylor - Credit Suisse - Analyst

Okay. In the case of use of some of that cash over time, I wonder if you could comment on the possibility of bond buybacks?

Ian McCarthy - Beazer Homes - President & CEO

At this time we're not entering the capital markets while we go through the investigation. We have been advised by counsel not to enter the market there in terms of buyback of stock or bonds. What I did say in the review that we are undertaking of business in terms of how we are going to allocate capital going forward, obviously the capitalization of the Company comes into that as well.

So, hopefully, we would give you an update at the end of the year in terms of looking at the business and looking at the capitalization of the Company. I hope that answers the question.

Larry Taylor - Credit Suisse - Analyst

Yes, thank you very much.

Operator

Robert Manowitz, RBS.

Robert Manowitz - RBS - Analyst

Good morning. Allen, I apologize, I think just before you gave your expectations on the cash balance at year-end, I think you may have highlighted the availability under the revolver today, but I got distracted. Was that a number you gave and, if not, could you provide it?

Allan Merrill - Beazer Homes - EVP & CFO

It is not. We will have just under $300 million of availability under the new revolver.

Robert Manowitz - RBS - Analyst

And that is as of --? As of June 30th. As of June? Correct?

Allan Merrill - Beazer Homes - EVP & CFO

Yes.

Robert Manowitz - RBS - Analyst

And the letters of credit that you had?

Allan Merrill - Beazer Homes - EVP & CFO

Are factored into the availability under the line of credit.

Robert Manowitz - RBS - Analyst

So it's sort of around 40 or 50 million, and it hasn't changed substantially.

Ian McCarthy - Beazer Homes - President & CEO

I think it is included in that number.

Robert Manowitz - RBS - Analyst

Okay. The final pricing on the revolver, what was that number?

Allan Merrill - Beazer Homes - EVP & CFO

The pricing actually stayed consistent with the pricing that we had in the prior revolver. The grid remained in place, and so the LIBOR spreads were identical.

Robert Manowitz - RBS - Analyst

Refresh my memory, something like 100,125 over LIBOR?

Allan Merrill - Beazer Homes - EVP & CFO

Yes, I think actually, the number might have been 112.5 in the current ratings tier where we are.

Robert Manowitz - RBS - Analyst

Okay, great. I am not sure what type of detail you might be able to provide on the next question, but as I read through your press release, I was hoping you could help me understand some of the disclosure on the investigation; and specifically, the portion where you mention that various internal and external investigations could adjust the "timing and content" of your existing and future public disclosures? I was curious what you were trying to convey there?

Ian McCarthy - Beazer Homes - President & CEO

Rob, all of those risk factors have been put in at the advice of counsel, and I think it stands for itself what it says there. I think that we don't want to elaborate on anything at this point related to the investigation or any other disclosure. We gave full disclosure there based on advice of counsel, and I really don't think we can address it any further.

Robert Manowitz - RBS - Analyst

Okay, that's a fair answer. One last question. Your 10-Q for the June quarter, should we be expecting that shortly, or what would you convey there?

Allan Merrill - Beazer Homes - EVP & CFO

We continue to work on its preparation, and its filing will ultimately be determined in consultation with counsel.

Robert Manowitz - RBS - Analyst

Great. Excellent. Good luck and thank you.

Ian McCarthy - Beazer Homes - President & CEO

Thanks, Rob.

Operator

Andrew Brausa, Bank of America Securities.

Andrew Brausa - Bank of America Securities - Analyst

I wanted to just ask you a question about -- the cash balance is down, call it around $100 million in the quarter, and you reduced your inventory levels by about $100 million and had some EBITDA. I was curious if you could go through some of the cash uses and how maybe that cash balance got burned down to where it is?

Allan Merrill - Beazer Homes - EVP & CFO

Sure, let me just pull a few things out here. I think in general, the uses of cash related to changes in homes under construction as we are in the seasonally higher building period. And to the extent that you saw inventories reduced, that was primarily affected by the impairments which are obviously non-cash.

Andrew Brausa - Bank of America Securities - Analyst

Okay. I was wondering if you could comment on the uptick in cancellation rates and whether those would primarily be attributed to some of maybe promotional sales from last quarter becoming cancellations this quarter, and whether you expect more of those to happen as we go forward?

Ian McCarthy - Beazer Homes - President & CEO

So let me address that. The cancellation rate did tick up again. It was back to very, very normalized levels in the previous second fiscal quarter for us at 29%. They have ticked up again to 36%. The interesting point, though, is when we look at the promotion that we held in the second quarter, in February of the second quarter, the cancellation related to the backlog as we came into the third quarter was actually down. So we actually feel good about that, that the sales that we sold through that promotional effort have stayed in place as we came into the third quarter. So we feel very comfortable with that.

It is actually interesting now for us out to look at it both ways, both as a percentage of gross new orders and as a percentage of the beginning backlog. So I think that says to us that those sales that came in through the promotion actually stayed in place, and we feel very comfortable about that. So this industry, as I said before, has become more promotional. We can't expect to sell the same number of homes every week. We have got to entice those customers into our communities and then sell them on the benefits of our community and the home that they are there for. The model is slightly different this time, and I think you will see some fluctuations. You will see more fluctuations in the business; we see it week by week, and I think that is just going to be a symptom going forward.

Andrew Brausa - Bank of America Securities - Analyst

Okay, thanks.

Operator

Michael Rehaut, JPMorgan.

Jen Consoli - JPMorgan - Analyst

This is Jen Consoli on the line for Mike. Just a couple quick questions here. Regarding the promotional activity in Q2, I thought that that was going to be continuing perhaps into the third quarter. In looking at what your orders have done, the decline seemed to accelerate pretty strongly. So just wanted to see if any promotional activity did occur similar to 2Q, and if you were looking for that going forward.

Then as a follow-up, just wanted to see how both orders and can rates turned throughout the quarter, and if you saw any type of improvement in June. Thanks.

Ian McCarthy - Beazer Homes - President & CEO

So let me address the first point. We have promotions all of the time now. There are various promotions. What we are doing is we are coordinating them here through our national marketing effort and through our Chief Marketing Officer. Sometimes -- and obviously we're not going to talk about when we are doing this; it's a competitive business out there today -- we do have totally integrated national campaigns. We had that in the second quarter; we had that in the third quarter.

But at other times, we have campaigns and promotions driven through concepts and promotional material driven from this office, but then undertaken locally in markets as our local management deem fit. So I think the key point there is there is still inconsistency in this market. Traditionally, the second quarter is -- the April, the springtime -- is a stronger time for us than the summer, although we are somewhat disappointed with the orders this quarter; I mean down about 30%.

Let me give you a couple of highlights, which is what you asked for. I am very pleased to say that the strongest sales in the quarter across the Company, up almost 35%, were in Indianapolis. We are seeing some strength in that market. The position of our business in that market is strong. We have always said that. We have had to address today the goodwill related to some of the Crossman acquisition, but we are seeing some strength there. So I think Indianapolis has really shown some strength there, giving us the best orders for the quarter.

There aren't too many other highlights, but I would certainly say -- I would highlight Northern California, which coming from a low base we have had a tough time in Northern California for a while, but we have had substantial gains there, in the markets there in both Sacramento and Fresno, so I am very pleased with that.

There are other isolated markets that I think I will give you a list one month and it will different to the next month, and it will be different to the next quarter. So I would really just highlight those couple of markets. And across the board, we are seeing the market is still tough.

The final market I would say that I am pleased with the numbers would be in Phoenix, Arizona, where we have a fairly substantial base of sales there and they have held up pretty well year-over-year. So we have seen in the third quarter here Phoenix hold up pretty well. That market has been through some tough times, so I would highlight those three markets that we're seeing some strength here. I hope that answers your question there, Jen.

Jen Consoli - JPMorgan - Analyst

Turning throughout the quarter, did you see any type of pickup in June, either as far as can rates or orders, or is it kind of a straight downward trend throughout?

Ian McCarthy - Beazer Homes - President & CEO

As I said earlier, we see changes every week. So I wouldn't try and draw anything into June or any of the particular months. It is really just up and down inconsistently as we go forward. But I just wanted to point out some of those markets that we're seeing some strength in, we're seeing some return to, what we would hope will be stronger markets.

Jen Consoli - JPMorgan - Analyst

Great, thank you.

Operator

Susan Berliner, Bear Stearns.

Susan Berliner - Bear Stearns - Analyst

Allan, I just wanted to go back to the liquidity. If you take your $300 million available on your bank line and then add in a cash portion, I assume it is roughly around $400 million in total liquidity; is that correct?

Allan Merrill - Beazer Homes - EVP & CFO

It is.

Susan Berliner - Bear Stearns - Analyst

And then I was wondering if you could just go through what the free cash flow was for the nine months for use?

Allan Merrill - Beazer Homes - EVP & CFO

There are a couple of things going on, and I am glad you've asked the question, because it allows me to dig into this in a bit more detail. What you will have seen in the third quarter is a reduction in inventory levels that otherwise should have generated cash from operations. But that reduction was really driven by a couple of things. One was the impairments, which I mentioned.

The other is we have a bunch of FIN 46 assets, which are assets and liabilities you will see on the balance sheet, and you'll see that both of those reduced by about $70 million, so that doesn't become a source of cash during the period. So what increased that was hidden inside of both of those things was the buildup of the backlog that we had sold in prior quarters for delivery prior to year-end.

So that is, I think, a little more elaboration on why you would have seen an increase in inventory essentially reflected through the cash-flow statement in the third quarter. If you combine the first six months where we had cash from operations of $180 million with the third quarter where we had $84 million as a use, we generated $100 million through the nine months in cash from operations.

And I think by the time we get to the end of the year, we will have more than reversed in the fourth quarter the third quarter's use of cash from operations. We will have very significant cash from operations in the fourth quarter. And that is necessary, ultimately, to get to the guidance that we gave this morning that we will have over $300 million on the balance sheet at the end of the year.

Susan Berliner - Bear Stearns - Analyst

Great, thank you very much.

Operator

[Joe Locker], FTN Securities.

Ian McCarthy - Beazer Homes - President & CEO

Operator, should we take the next question? We seem to have lost Joe.

Operator

Carl Reichardt, Wachovia Securities.

Carl Reichardt - Wachovia Securities - Analyst

I had a question just, Ian, if you -- again, you talked about you segmenting your business out as you have for a long time into your relative price categories. I am curious if you're seeing any differentiated performance ex geography in entry-level versus the more move-up price points that you have noted from an absorption standpoint this quarter?

Ian McCarthy - Beazer Homes - President & CEO

I would give you one example where the market has been reasonably strong for us in Houston, in Texas in particular, where we provide a lot of real entry-level housing there, partly to the immigrant market. We've seen some overflow from Katrina there. The market has gone down there quite substantially in this last quarter at the entry-level point, and I think that is something that has been really due to credit tightening as we have really seen that happen there. So I would use that as an example where we have seen a big swing in our sales in Houston.

I think the same is happening across the country where the first-time buyers, the economy as we call them, have been impacted more by the credit tightening. And I think as you move up into our value and our style product, those buyers are being impacted more by the ability to resell their existing home. I think that is more of the issue there than the actual credit.

And I think that you can see with our FICO store going up to around 726 now, the credit of our buyers is very strong. It is actually stronger than it has ever been since we've been giving these numbers. So I think that you're seeing a difference between those different types of buyers, but I think there are different factors playing into it.

Carl Reichardt - Wachovia Securities - Analyst

Okay. As a follow-up, you mentioned you have raised your hurdle rates. Theoretically, if you're in a market where you have worked on your lot position, you're relatively light but your hurdle rates are up for reinvestment and land prices haven't fallen, in that kind of a situation theoretically, what do you do? Do you swallow your pride and re-enter the market, buy lots to keep your business there in a market that you like long-term, or do you exit and come back when you think the market is better?

Ian McCarthy - Beazer Homes - President & CEO

On a short-term basis, obviously, we take those decisions on a daily basis. That is just running the business on a daily basis. If we believe we have got to buy something that is not today meeting the hurdle rate but we think it is the right thing to do, certainly we can take that decision. This is not an absolute; it is a management tool to give guidance to our managers and give a like-by-like comparison.

But what I would say on the longer-term view, which is the our total investment strategy review that we're going through right now, certainly we are going to be looking at that. The return that we can get from not only the markets that we are in but the price point, the product range that we are in, that is what we're really doing right now; that over the last few years we have really, as you've said, stratified our business. And so we know who our buyers are, what are product range is, what our price point is. And what we're really trying to do now is look at a demand-driven analysis to see where we want to be positioned in those markets.

So if we think there is a different risk reward ratio in any of those submarkets or in the sub-target profiles there, we might change the hurdle rate if we think that long-term benefit is there. And conversely, the opposite is also true that if we just don't see that long-term demand, we might raise the hurdle rate there. So I think short-term, we take those decisions every day. Long-term, we're taking a really hard look at everything that we are doing.

This is an excellent time for us to do that and position ourselves going forward. And as I said in the review, that will also take into account the capitalization of the business as well.

Carl Reichardt - Wachovia Securities - Analyst

I appreciate the color. Thanks, Ian.

Operator

Andrew Ebersole, Sentinel Asset Management.

Andrew Ebersole - Sentinel Asset Management - Analyst

Good morning. I have a question regarding your future orders. Are they likely to be equally balanced between owned land and option land, or is there a difference in mix that is going to impact whether or not you guys will have to fulfill the orders by using owned land versus pulling down options?

Ian McCarthy - Beazer Homes - President & CEO

Obviously, by walking away from some of the options, which was always the strategy, that the reason for holding them in the first place is if we don't want to take them up, we don't have to. By walking away from some of those, obviously, we will have slightly more owned land to work through. So I would think your assumption there is, yes, the land that we own we will be working through.

Now, at the same time we have made a few land sales, so that where we think we have land that we own today that we believe is not going to give us the return that we're looking for and we don't want to invest the capital into it to develop it out, we can also sell that, and we have done that this quarter. We had land sales of a little over $73 million there.

So we're not taking the options down that will affect certain markets. In others, we will work through the land that we have on the balance sheet, but then where we see the opportunity and where we see a buyer for that land, we may also consider selling it. So I think we will keep that ratio which is 50-50 plus or minus 5%, that is always our target for owned and option. We will kind of keep that there, but there may be some variability as we go through the various walkaways or the sales or the buildout.

 Leslie Kratcoski - Beazer Homes - VP IR

Andy, just to clarify, the land sales for the quarter were $19 million. Ian cited it was a nine-month number.

Ian McCarthy - Beazer Homes - President & CEO

Okay, sorry about that. Thanks, Leslie.

Andrew Ebersole - Sentinel Asset Management - Analyst

I guess what I'm getting at, from a working capital standpoint it is more cost-effective or a pull-down of an option is more expensive than just using land that you already have purchased when you build out a home. So is there any mix considerations in terms of where people are buying? Are future orders going to come from areas or regions where you guys are predominantly option land that you would have to pull down, or is there any differentiation?

Allan Merrill - Beazer Homes - EVP & CFO

It is Allan. I would say the fact, just one layer below where Ian was discussing it, in each of the markets we have balance between owned and optioned. There are a couple of markets that we weight pretty heavily toward owned land -- actually, in Texas and in Indianapolis would be the case -- and those happen to be among the strongest aggregate order levels that we have.

So, in the near-term I would suggest that the mix will richen, if you will, slightly toward owned land which will have the effect of releasing cash, which is factored into the estimates that we have for the cash balance at the end of the year.

Andrew Ebersole - Sentinel Asset Management - Analyst

Okay. Then finally, regarding the cash balance, it was helpful that you guys provided that number. Can you talk at all about your confidence level of achieving that number, and maybe comment on whether that estimate assumes that existing markets stay where they are at and no further deterioration?

Allan Merrill - Beazer Homes - EVP & CFO

Well, I think the mere fact that we offered it as a number indicates a pretty good degree of confidence, because there was nothing that compelled us to do that. But the fact is we've looked at the backlog and the margins in the backlog and developed a sense that we can achieve that.

Now, you're absolutely right to say that if the markets were to take a very significant leg down, while that wouldn't appear to affect the backlog, of course it does. Because if you can't get those buyers to the closing table, you have a harder time generating the cash. I will say that we have provided an element of conservatism in our estimates to allow for that at a limited level, but there is absolutely no exact science on doing that.

Andrew Ebersole - Sentinel Asset Management - Analyst

Is the can rate assumption basically flat from the third quarter for your fourth-quarter estimates?

Allan Merrill - Beazer Homes - EVP & CFO

Well, what I would say is the can rate is ultimately an outcome that we see at the end of the quarter. It is hard to predict it because it is actually affected by the mix of units within communities and then communities within markets. So I'm not sure I would make that statement.

The statement I would make is that we have made at every individual community level assumptions about can rates that are consistent with the behaviors that we are getting in those markets. But because of mix changes, I wouldn't jump to the conclusion that the can rate is the same quarter to quarter.

Andrew Ebersole - Sentinel Asset Management - Analyst

Then lastly, relating to the investigations, it seems like you guys are being a little bit more cautious in your disclosures as you mentioned in your press release. And I am just trying to get a better understanding as to whether something has changed with respect to the investigations that's going to make your disclosures more legally problematic, or whether you guys are just taking a more cautious approach?

Ian McCarthy - Beazer Homes - President & CEO

Andrew, as I said before, we really can't comment any further on this. As you understand, we have a lot of advice from counsel, both to the Company and to the audit committee, so we just have to follow that advice. And we really can't say any more than that at this time. As I said, management is completely independent of this review that we're going through. So I can't add anything further because we don't have any further information to give you.

So I think you just have to take it as it is. I think we are a company that gives full disclosure wherever we possibly can. Where we can give any more information, we certainly will give it.

Andrew Ebersole - Sentinel Asset Management - Analyst

Thanks very much.

Operator

David Knott, Knott Partners.

David Knott - Knott Partners - Analyst

Hi. Your option write-off was $44 million, and that leaves you with I think 400 and some million in options; is that right?

Allan Merrill - Beazer Homes - EVP & CFO

I think it is a number more like 250, 270. I'll pull that out here.

 Leslie Kratcoski - Beazer Homes - VP IR

277 of nonrefundable deposits.

David Knott - Knott Partners - Analyst

I see. There was a recent report from one of the houses that analyzed people's options, and you seem to have written off prior to today only 10% of your options. The average guy has written off 33%. And you seem to have paid as a premium to the purchase price a 14% premium, and the average guy has paid 9%. And a lot of the guys that are sort of at 4, 5, 6% premiums have actually written off about half of those options. So my question is, why haven't you been more aggressive on that front?

Allan Merrill - Beazer Homes - EVP & CFO

I would say that the analysis from the outside (technical difficulty) individual builder option positions is very, very difficult. Because the thing that can't easily be determined is what are the rest of the terms and conditions of the option. I'll give you just a couple of examples to think about. The first is, what development requirements exist for the holder of the option? Who is liable for busts in land development budgets, for example?

The other element is what are the takedown requirements, with what velocity do you have to take down lots in order to keep the option alive, and what are the price escalators? And I think the fact is, as you look at that mix of issues, it is very hard to pick the perfect ratio of deposit to value of underlying land because you don't know what all of the risk characteristics are.

So I have a hard time with the third-party analyses that I have seen, frankly, trying to make sense of them. Because I know as it relates to our own situations, every option frankly is a little bit different, and those in many instances where we have had a relatively higher deposit are substantially more flexible for us from a cash perspective. Those that have been lower have tended to be ones where we have had greater longer-term exposure.

So it doesn't directly answer your question, but I think it is important to understand that there is more to this than the percentage of the ultimate value that is reflected in the option price.

David Knott - Knott Partners - Analyst

What are you assuming with respect to land prices as you look at these options, that they remain flat from here or they go up or down or what?

Allan Merrill - Beazer Homes - EVP & CFO

I think we would all like to believe that slower sales and absorption activities will translate directly into lower land prices, and that may eventually occur. It has been fairly sticky so far as we and others have been very reluctant to sell land positions at big discounts. I do think that there is an overall downward trend but, of course, the exception to that will be the most attractive positions within particular markets may see very low velocity of sales for a period of time and may not see significant price reduction. So we are not making assumptions that relate to significant decreases in land prices, although we would certainly like to see that.

David Knott - Knott Partners - Analyst

Okay, great. Thanks very much.

Operator

Lee Brading, Wachovia Securities.

Lee Brading - Wachovia Securities - Analyst

Did you say whether or not the revolver, new revolver, is secured?

Allan Merrill - Beazer Homes - EVP & CFO

It is not.

Lee Brading - Wachovia Securities - Analyst

Okay, that is what I assumed. Then just on the selling of incentives and so forth, in this environment have you guys -- how aggressive have you commented regards to taking contingencies or moved away from that, I guess, rather?

Ian McCarthy - Beazer Homes - President & CEO

Well, we certainly will take contingencies because we have a broad product range these days, and a lot of our buyers are moving up from an existing home. So we will certainly look at contingencies. If the buyer can't sell their home and we have another buyer for that home, we can write over it. We have that option in the contract.

So we have to try and take every buyer that is there today. It is a tough market out there, and we have to be willing to look at all the conditions of that customer, that that customer has as we go forward. So, yes, we will take them, but if we can write over it at some point with another buyer, we will look at that, maybe move that first buyer to another lot within the community.

Lee Brading - Wachovia Securities - Analyst

Have you reduced doing contingencies, in that I have heard others have done that, done so, because especially in this environment others trying to -- the potential buyer trying to sell their home in this environment and then they don't and they back away, and then you're stuck with more spec?

Ian McCarthy - Beazer Homes - President & CEO

Certainly, that is a consideration. But as I say, there are fewer buyers today than we would like. So we have to work with these buyers and try and have them work with us. We give them advice on how to sell their existing home, we put them in touch with realtors in the market that we think will help them; a lot of different tools that we have today. We certainly don't want to turn buyers away at this point.

Lee Brading - Wachovia Securities - Analyst

Okay. I know you can't give me any specifics on this, but it was very helpful in the cash flow for this year for the $300 million. But looking forward next year, I guess your initial thoughts you would be focused on generating cash for next year as well, I imagine?

Ian McCarthy - Beazer Homes - President & CEO

I think -- we don't have numbers out yet for next year, but the whole game plan of the Company at this time is driving cash; that we are going to raise cash. We've done it consistently throughout this year. We would look to raise cash again next year, assuming the market stays as it is.

A high-class problem for us will be if the market picks up and we actually have to use cash to build out the backlog that we built. But on today's scenario, we are preparing for the scenario where we will actually be static over the next year. We don't see an upturn until sometime next year, and so we're looking to generate cash, certainly I would say in the first half of the year.

And that is why we negotiated a new revolver. That is the reason that we expect to have cash on the balance sheet at the end of this year. We expect to generate cash as we go into next year. We didn't need a $1 billion revolver. We scaled it back to $500 million at this time with the option, though, to take it back up to $1 billion between when we need it and then, again, with the commitment from the banks at that time. But I think that is the game plan we have today. As I say, high-class problem is we need to start using cash to build our backlog, and that is all we are hoping for at some point next year.

Lee Brading - Wachovia Securities - Analyst

Thanks very much.

Operator

Stephen Kim, Citigroup.

Jahanara Nissar - Citigroup - Analyst

This is Jahanara for Stephen Kim. I was wondering if you could comment on where you see gross margins, excluding write-offs, ending up at the end of the year? It seemed like your gross margin excluding write-offs increased sequentially this quarter. And if you could comment on that, that would be great.

Ian McCarthy - Beazer Homes - President & CEO

I would say at this time, it is very hard to talk about margins. We are far more focused today on cash certainly. Without taking the impairment into account, the gross profit in this quarter was about 14.5%, pretty comparable to the last quarter. Again, without impairments, it was about 15%. But those are not numbers that we are either proud of or taking long-term business decisions on, because they are lower than we expect to have in the future.

But our focus at this time is to make sure that we don't build up inventory, that we move our inventory through. We make sure that we have real liquidity, and that is the game plan right now. That's the real reason that we didn't give guidance last quarter or this quarter, because even though we have reasonable visibility to the number of closings, we don't have absolute visibility because cancellations are obviously higher than we expect. But we don't have good visibility on the margins.

It is one of those things that sometimes to keep that backlog in place, we have to renegotiate with the buyer as we go through the build cycle to the point of closing the home. So margin visibility at this time is very low, and so it is not something that I think you really should be focused on. We will get back to looking at -- the margins, obviously, going forward are very important, but at this time it is less important to us than having strong liquidity.

Jahanara Nissar - Citigroup - Analyst

Okay. Can you give me the breakout of cash flow from operations for the quarter?

Allan Merrill - Beazer Homes - EVP & CFO

It will be in our subsequent 10-Q filing.

Jahanara Nissar - Citigroup - Analyst

Okay, thank you.

Ian McCarthy - Beazer Homes - President & CEO

Thanks.

Operator, any more questions?

Operator

No further questions, and I would now like to turn the call back over to you, Mr. Ian McCarthy, for closing comments.

Ian McCarthy - Beazer Homes - President & CEO

Thanks, operator. I'd just like to take this opportunity to thank all of you for joining us today and remind you that a recording of this conference call with the slide presentation will be available this afternoon in the Investor Relations section of our website at Beazer.com. Thanks very much and good-bye.

Operator

Thank you for participating in today's conference. You may disconnect at this time.